Exhibit j(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 31 to Registration Statement No. 2-60367 on Form
 N-1A of our report dated February 17, 2006, relating to the financial statements and financial highlights of The GNMA Fund Investment Accumulation Program, Inc. (the “Program”) appearing in the Annual Report on Form N-CSR of the Program for the year ended December 31, 2005, and to the references to us under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
April 19, 2006